Exhibit 3.3

FORM OF

PLAN OF CONVERSION

This PLAN OF CONVERSION (“Plan of Conversion”) dated as of _________, 2023, is hereby adopted by The Beneficient Company Group, L.P., a Delaware limited partnership (the “Partnership”), to set forth the terms, conditions and procedures governing the conversion of the Partnership to a Nevada corporation to be named “Beneficient” (the “Corporation”), pursuant to the provisions of Section 17-219 of the Delaware Revised Uniform Limited Partnership Act (the “Partnership Act”) and Chapter 92A.250 of the Nevada Revised Statutes (the “NRS”). Capitalized terms used and not otherwise defined in this Plan of Conversion shall have the meanings given to them in the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated as of _________, 2023 (the “Partnership Agreement”).

W I T N E S S E T H

WHEREAS, the Partnership was formed as a limited partnership in accordance with the Partnership Act and is currently governed by the Partnership Agreement;

WHEREAS, on September 21, 2022, (i) the Partnership, (ii) Avalon Acquisition, Inc., a Delaware corporation, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Partnership and (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Partnership entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”);

WHEREAS, the Business Combination Agreement contemplates that the Partnership will convert from a Delaware limited partnership to a Nevada corporation;

WHEREAS, upon the terms and subject to the conditions of this Plan of Conversion and in accordance with Section 17-219 of the Partnership Act and Chapter 92A.195 of the NRS, the Partnership will be converted to a Nevada corporation (the “Conversion”);

WHEREAS, in connection with the Conversion, all of the outstanding Partnership Interests in the Partnership will be converted into the right to receive shares of common stock of the Corporation as provided in this Plan of Conversion; and

WHEREAS, pursuant to Article XIV of the Partnership Agreement, the general partner and the requisite limited partners of the Partnership have approved and adopted this Plan of Conversion, the Conversion and the other transactions contemplated by this Plan of Conversion.

NOW, THEREFORE, upon the terms and subject to the conditions of this Plan of Conversion and in accordance with the Partnership Act and the NRS, upon the filing and effectiveness of the Certificate of Conversion, Articles of Conversion and the Articles of Incorporation (each as defined below), the Partnership shall be converted to the Corporation.

SECTION 1. The Conversion; Effect of Conversion. At the Effective Time (as defined below), the Partnership shall be converted from a Delaware limited partnership to the Corporation, a Nevada corporation, and, for all purposes of the laws of the State of Delaware, the State of Nevada and otherwise, the Conversion shall be deemed a continuation of the existence of the Partnership in the form of a Nevada corporation. The Corporation shall thereafter be subject to all provisions of the NRS, except that notwithstanding Section 78.050 of the NRS, the existence of the Corporation shall be deemed to have commenced on the date the Partnership commenced its existence. The Conversion shall not require the Partnership to wind up its affairs under Section 17-803 of the Partnership Act or to pay its liabilities and distribute its assets under Section 17-804 of the Partnership Act, and the Conversion shall not constitute a dissolution of the Partnership and shall constitute a continuation of the existence of the Partnership in the form of a Nevada corporation. At the Effective Time, for all purposes of the laws of the State of Nevada and otherwise, all of the rights, privileges and powers of the Partnership, and all property, real, personal and mixed, and all debts due to the Partnership, as well as all other things and causes of action belonging to the Partnership, shall remain vested in the Corporation and shall be the property of the Corporation, and the title to any real property vested by deed or otherwise in the Partnership shall not revert or be in any way impaired by reason of any provision of the Partnership Act, the NRS or otherwise; but all rights of creditors and all liens upon any property of the Partnership shall be preserved unimpaired, and all debts, liabilities and duties of the Partnership shall remain attached to the Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a corporation. The rights, privileges, powers and interests in property of the Partnership, as well as the debts, liabilities and duties of the Partnership, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Corporation for any purpose of the laws of the State of Delaware or otherwise.

SECTION 2. Filing; Effective Time.

(a) The Partnership shall cause the Conversion to be effected by the filing of:

(i) a duly executed Certificate of Conversion, substantially in the form of Exhibit A attached hereto (the “Certificate of Conversion”), with the Secretary of State of the State of Delaware;

(ii) duly executed Articles of Conversion, substantially in the form of Exhibit B attached hereto (the “Articles of Conversion”), with the Secretary of State of the State of Nevada;

(iii) duly executed Articles of Incorporation, substantially in the form of Exhibit C attached hereto (the “Articles of Incorporation”), with the Secretary of State of the State of Nevada; and

(iv) a duly executed Certificate of Designation of Series A Convertible Preferred Stock of Beneficient, substantially in the form of Exhibit D attached hereto (the “Series A Certificate of Designation”), with the Secretary of State of the State of Nevada.

(b) The Conversion shall become effective upon the filing and effectiveness of the Certificate of Conversion, Articles of Conversion, Articles of Incorporation and Series A Certificate of Designation or such later date and time as may be specified in such filings (such time of effectiveness, the “Effective Time”).

SECTION 3. Bylaws of the Corporation. At and after the Effective Time, the Bylaws of the Corporation (the “Bylaws”) shall be in the form attached hereto as Exhibit E until amended in accordance with their terms and the NRS.

SECTION 4. Articles of Incorporation. At and after the Effective Time, the Articles of Incorporation shall be in the form attached hereto as Exhibit C until amended in accordance with their terms and the NRS.

SECTION 5. Series A Certificate of Designation. At and after the Effective Time, the Series A Certificate of Designation shall be in the form attached hereto as Exhibit C until amended in accordance with its terms and the NRS.

SECTION 6. Directors and Officers.

(a) At the Effective Time, the initial directors of the Corporation shall be Emily Bowersock Hill, Peter T. Cangany, Jr., Richard W. Fisher, Dennis P. Lockhart, each of whom shall be designated by directors elected by holders of the Corporation’s Class A Common Stock (defined below) and Class B Common Stock (defined below), voting together as a single class, and Brad K. Heppner, Derek L. Fletcher, Thomas O. Hicks, Bruce W. Schnitzer and James G. Silk, each of whom shall be designated by directors elected by holders of the Corporation’s Class B Common Stock. Each director, including each director appointed to fill a vacancy or newly created directorship, shall hold office until the next annual meeting of stockholders for the election of directors and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal.

(b) At the Effective Time, unless the board of directors of the Corporation provides otherwise, each of the following individuals shall be appointed to the office(s) set forth opposite his or her name:

Name Office

Brad K. Heppner, Chief Executive Officer

Derek L. Fletcher, President and Chief Fiduciary Officer

James G. Silk, Executive Vice President and Chief Legal Officer

Greg Ezell, Chief Financial Officer

Jeff Welday, Global Head of Originations and Distribution

David B. Rost, General Counsel

Maria S. Rutledge, Chief Technology Officer

Scott Wilson, Chief Underwriting Officer

Sam Hikspoors, Chief Risk Officer

Each officer so elected shall hold such office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation, retirement, disqualification or removal.

SECTION 7. Effect of Conversion on Partnership Interests. Upon the terms and subject to the conditions of this Plan of Conversion, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Partnership, the Corporation or any holders of interest in the Partnership:

(i) each Class A Common Unit of the Partnership that is outstanding immediately prior to the Effective Date shall be converted into one and twenty-five hundredths (1.25) shares of the Class A common stock, par value $0.001 per share, of the Corporation (the “Class A Common Stock”), and as of the Effective Time each such share of Class A Common Stock shall be duly and validly issued, fully paid and nonassessable;

(ii) each Class B Common Unit of the Partnership that is outstanding immediately prior to the Effective Date shall be converted into one and twenty-five hundredths (1.25) shares of the Class B common stock, par value $0.001 per share, of the Corporation (the “Class B Common Stock”), and as of the Effective Time each such share of Class B Common Stock shall be duly and validly issued, fully paid and nonassessable;

(iii) the Preferred Series B-2 Unit Accounts (as defined in the Third Amended and Restated Limited Partnership Agreement of the Partnership dated as of November 12, 2021 (the “Third A&R Partnership Agreement”)) of the Partnership that are outstanding immediately prior to the Effective Time shall be converted into shares of the Class A Common Stock of the Corporation, based on the percentage interest in respect of the Preferred Series B-2 Unit Accounts held by each holder thereof in accordance with the terms of the Third A&R Partnership Agreement and the Seventh Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. dated as of November 12, 2021, and as of the Effective Time each such share of Class A Common Stock shall be duly and validly issued, fully paid and nonassessable; and

(iv) the general partner interests in the Partnership and the limited partnership interests in the Partnership designated as Special Voting Units in the Third A&R Partnership Agreement that are outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist as of the Effective Time.

SECTION 8. Effect of Conversion on Outstanding Restricted Equity Units and Equity Incentive Plan.

(a) Upon the terms and subject to the conditions of this Plan of Conversion, at the Effective Time, by virtue of the Conversion and without any further action by the Partnership, the Corporation or any holders of interests in the Partnership, each restricted equity unit (“REU”) issued pursuant to The Beneficient Company Group, L.P. 2018 Equity Incentive Plan (the “Partnership Plan”) and that is outstanding immediately prior to the Effective Time shall, upon settlement thereof in accordance with its terms and the terms of the Partnership Plan, be settled at a ratio of one and twenty-five hundredths (1.25) shares of the Class A Common Stock for each common unit of the Partnership underlying such REU.

(b) Upon the terms and subject to the conditions of this Plan of Conversion, at the Effective Time, by virtue of the Conversion and without any further action by the Partnership, the Corporation or any holders of interests in the Partnership, the Partnership Plan shall continue to be a plan of the Corporation and shall continue to apply to any REUs that are outstanding at the Effective Time; provided, that no further awards shall be made pursuant to the Partnership Plan following the Effective Time, the term of any outstanding REUs shall be adjusted and modified in accordance with Section 9 of the Partnership Plan, and any provisions relating to interests in the Partnership shall be interpreted to mean shares of Class A Common Stock.

SECTION 9. No Fractional Shares. No fractional shares of the Class A Common Stock or the Class B Common Stock will be issued in connection with the Conversion. In lieu of issuing fractional shares, the Corporation will eliminate any fractional shares by rounding up or down (as appropriate) to the nearest whole share, with 0.5 and higher being rounded up.

SECTION 10. Registration in Book-Entry. Shares of Class A Common Stock and Class B Common Stock shall not be represented by certificates but shall instead be uncertificated shares, unless the board of directors of the Corporation shall provide by resolution or resolutions otherwise. Promptly after the Effective Time, the Corporation shall register, or cause to be registered, in book-entry form the shares of Class A Common Stock and Class B Common Stock into which the outstanding Partnership Interests represented by Class A Common Units, Class B Common Units and Preferred Series B-2 Unit Accounts, as applicable, shall have been converted as a result of the Conversion.

SECTION 11. No Further Rights in Partnership Interests. The shares of Class A Common Stock and Class B Common Stock into which the outstanding Partnership Interests represented by Class A Common Units, Class B Common Units and Preferred Series B-2 Unit Accounts, as applicable, shall have been converted as a result of the Conversion in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Partnership Interests. Immediately following the Effective Time, the Partnership Interests shall cease to exist and the holder of any Partnership Interests immediately prior to the Effective Time shall cease to have any rights with respect thereto.

SECTION 12. Licenses, Permits, Titled Property, Etc. As applicable, following the Effective Time, to the extent required, the Corporation shall apply for new state tax identification numbers, qualification to conduct business, licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect that it is a corporation. As required or appropriate, following the Effective Time, all real, personal or intangible property of the Partnership which was titled or registered in the name of the Partnership shall be re-titled or re-registered, as applicable, in the name of the Corporation by appropriate filings and/or notices to the appropriate parties.

SECTION 13. Termination of the Partnership Agreement. As of the Effective Time, the Partnership Agreement shall be terminated and of no further force and effect. Notwithstanding the foregoing, the termination of the Partnership Agreement shall not relieve any party thereto of any liability arising in connection with any breach by such party of the Partnership Agreement arising prior to the Effective Time.

SECTION 14. Further Assurances. If, at any time after the Effective Time, the Corporation shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances of any other acts or things necessary, desirable or proper, consistent with the terms of the Plan of Conversion to (i) vest, perfect or confirm or otherwise, in the Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Partnership, or (ii) to otherwise carry out the purpose of this Plan of Conversion, the Corporation and its officers and directors are hereby authorized to solicit in the name of the Partnership, any third party consents or other documents required to be delivered by any third party, to execute and deliver, in the name on behalf of the Partnership, all such deeds, bills of sale, assignments, agreements, documents or assurances and do, in the name and on behalf of the Partnership, all such acts or things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Partnership and otherwise to carry out the purposes of this Plan of Conversion.

SECTION 15. Implementation and Interpretation; Termination and Amendment. This Plan of Conversion shall be implemented and interpreted, prior to the Effective Time, by the General Partner and, following the Effective Time, by the board of directors of the Corporation, (i) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of the Partnership or any officers of the Corporation, as the case may be, and (ii) the interpretations and decisions of which shall be final, binding, and conclusive on all parties. The General Partner at any time prior to the Effective Time, may terminate, amend or modify this Plan of Conversion. Upon such termination of this Plan of Conversion, if the Certificate of Conversion has been filed with the Secretary of State of the State of Delaware, and the Articles of Conversion and Articles of Incorporation have been filed with the Secretary of State of the State of Nevada, but have not become effective, any person that was authorized to execute, deliver and file such certificates may execute, deliver and file a Certificate of Termination and Articles of Termination, as applicable, of such certificates.

SECTION 16. Third Party Beneficiaries. This Plan of Conversion shall not confer any rights or remedies upon any person or entity other than as expressly provided herein.

SECTION 17. Severability. Whenever possible, each provision of this Plan of Conversion will be interpreted in such manner as to be effective and valid under applicable law, but if any provisions of this Plan of Conversion is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan of Conversion.

SECTION 18. Governing Law. This Plan of Conversion shall be governed by and construed in accordance with the laws of the State of Nevada (and to the extent applicable, the State of Delaware), without regard to the conflicts of law rules of such state.

IN WITNESS WHEREOF, the Partnership has caused this Plan of Conversion to be executed by its duly authorized representative as of the date first written above.

THE BENEFICIENT COMPANY GROUP, L.P.

By:	Beneficient Management, L.L.C.,
its sole general partner

By:
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